Exhibit 99.1

Amendment to NAYAX LTD. 2013 SHARE OPTION PLAN

This document constitutes an amendment of the 2013 Plan as approved by the Board of Directors of Nayax Ltd. on May 4, 2021

The following amendments to the 2013 Share Option Plan shall apply:

Section 2.10 shall be replaced by the following:

"2.10 “Fair Market Value” shall mean, as of any date, the value of Shares, determined as follows:

(i)	The closing sale price for such ordinary shares, as quoted on TASE for the last trading day prior to the filing of a notice of exercise by the Participant to the Company;

If the Company's shares are no longer listed for trade on TASE, the Fair Market Value shall be determined in good faith by the Board."

Section 2.18(A) shall be added as follows:

"2.18A “Securities Law” means the Israeli Securities Law, 1968, in its current wording and as updated from time to time, as well as any regulation or order that has been enacted or published by virtue of it."

Section 2.20 shall be added as follows:

"2.20 “Trading Day” means a trading day on TASE."

Section 2.21 shall be added as follows:

"2.21 "TASE" means Tel-Aviv Stock Exchange Ltd."

Section 3.4 shall be added as follows:

"3.4 All grants of Award pursuant to this Plan shall be authorized and implemented in accordance with the provisions of Applicable Law, including, for the avoidance of doubt, the TASE rules, the Securities Law and the Companies Law. The Company shall perform the actions required in order to obtain all required approvals, including the approval of TASE for the listing of the Shares for trading."

Section 8.2 shall be replaced with the following:

"8.2 Fractions. An Option may not be converted into a fraction of a Share. In lieu of issuing fractional Shares, on the vesting of a fraction of an Option, the Company shall convert any such fraction of an Option, which represents a right to receive 0.5 or more of a Share, to one Share and shall add any such fraction of an Option, which represents a right to receive less than 0.5 of a Share to the remaining amount of Options."

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Section 8.3 shall be replaced with the following:

"8.3 Options shall be exercisable following vesting. An Option shall be considered exercised when the Company receives (i) a written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment of the exercise price for such Shares with respect to which the Option is exercised. "

Section 8.5 shall be added as follows:

"8.5 Notwithstanding the foregoing, and subject to the provisions of the Articles and the guidelines of the TASE, as they will be from time to time, as long as the Company's shares are listed for trading on the TASE, an Option may be exercised only on a Trading Day, provided that an Option may not be exercised on the effective date (as such term is defined under the TASE rules) for dividend distribution, distribution of benefit shares, rights offer, capital consolidation, capital splitting or capital reduction (each: a "Corporate Event") or the ex-day determined by TASE for the purpose of the Corporate Event, in the event the ex-day is prior to the effective date. Exercise notices that will be received on a day on which it is not possible to exercise Options, shall be carried out on the next Trading Day on which options can be exercised."

Section 11.2 shall be replaced with the following:

"11.2 In the event in which the exercise of Options is prohibited under Applicable Law or the TASE rules, the periods included above shall be extended by the number of days during which exercise was prohibited."

Section 12 shall be replaced with the following:

"12. Adjustments upon Changes to Capital

Upon the occurrence of any of the following described events, a Participant’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

12.1 Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Award have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each outstanding Award (where applicable, the exercise price), shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. For such purpose, the conversion of any convertible securities of the Company or the change of conversion price (including in connection with anti-dilution protection) shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator at its sole discretion, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

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12.2 Adjustment Due to Distribution of Bonus Shares. should the Company distribute bonus shares, the rights of the Participants shall be maintained, so that the number of the Shares underlying the Options that a Participant will be entitled to upon exercise, shall increase in the number of Shares of the same type that the Participant had been entitled to as if he had exercised the option by the last Trading Day prior to the record day for the distribution of bonus shares. The exercise price of each option shall not change as a result of the addition of such shares. Fractions of shares shall be dealt with in accordance with the provisions of Section 8.2 above.

12.3 Adjustment Due to Distribution of Rights. Should the Company offer its shareholders the rights to purchase securities, the number of the Shares underlying the Options shall be adjusted to reflect the benefit component in the rights issue, as expressed by the ratio of the shares closing price on the last Trading Day prior to the "Ex-day" date in relation to the rights, and the base rate of the shares "Ex-Rights". For the avoidance of doubt, the adjustment shall not apply if the Shares are not publicly traded. The above adjustment mechanism may be amended by the Board in accordance with the requirements or customary mechanism implemented on TASE.

12.4 Adjustment Due to Payment of Cash Dividend. The exercise price of Options granted under this Plan shall be subject to adjustment upon any cash dividend distribution by the Company. The exercise price of such Options shall be reduced by the dividend amount paid in respect to one Share, as determined and calculated by the Board. Despite the aforementioned, in no event shall such reduction cause the exercise price to be less than par value. In addition, the implementation of such adjustment shall be conditioned upon the receipt of a tax ruling from the Israeli Tax Authority. The mechanism for adjustment of the exercise price in cases of payment of a cash dividend may be amended by the Board in accordance with the requirements or customary mechanism implemented on TASE.

12.5 De-listing of the Shares. In the event of delisting of the Company's ordinary shares from trading on TASE, the Board shall have the authority, at its discretion, to determine the adjustments which shall be made as it shall deem in good faith to be appropriate including applying bring along provisions in cases of change of control transactions, requiring Participants to sign proxies regarding the voting of their shares according to the proportions of the other shareholders of the Company and amending the plan to include repurchase rights by the Company in cases of termination in which the Company shall repurchase the shares for the exercise price paid by the Participant."

Section 17.3 shall be deleted

The following shall be added at the end of Section 19:

"The Options, the underlying Shares are extraordinary, one-time benefits granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under any Applicable Law. "

Section 21.2 shall be deleted

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NAYAX LTD.

2013 SHARE OPTION PLAN

NAYAX LTD.
2013 SHARE OPTION PLAN

1.	Purposes of the Plan.

The purpose of this Share Option Plan (the "Plan") is to advance the interests of Nayax Ltd. (the "Company") including its Affiliates and their shareholders by attracting and retaining the best available personnel for positions of substantial responsibility, providing additional incentive to employees, officers and directors and promoting a close identity of interests between those individuals the Company and its Affiliates.

2.	Definitions.

As used herein, the following definitions shall apply:

2.1.	"Administrator" means the Board or any of its Committees as shall be administrating the Plan, in accordance with Section 3 hereof.

2.2.	"Affiliate" means any controlling, controlled by or under common control with the Company including without limitation any "employing company" within the meaning of Section 102(a) of the Ordinance.

2.3.	"Applicable Law" means including but not limited to the requirements under Israeli tax laws, Israeli national insurance laws, Israel security laws, Israel companies laws, any stock exchange .or quotation system on which the shares are listed or quoted and the applicable law of any country or jurisdiction where Options are granted under the Plan.

2.4.	"Option Agreement" means the written or electronic agreement setting forth the terms and provisions applicable to each Option granted under the Plan.

2.5.	"Board" means the Board of Directors of the Company.

2.6.	"Committee" a compensation committee, if any, designated by Board, from time to time in accordance with the Israeli Company Laws, 5759-1999 ("Companies Law").

2.7.	"Controlling Shareholder" for purposes of Section 102 shall have the meaning set forth in Section 102(a) of the Ordinance.

2.8.	"Director" means a member of the Board.

2.9.	"Employee" means any person who is employed by the Company or its Affiliates, and for purposes of Section 102, including, an individual who is serving as a "Nosei Misra", but excluding Controlling Shareholder as such terms is defined in Section 102(a) of the Ordinance.

2.10.	''Fair Market Value" means, as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq Small Cap Market of The Nasdaq Stock Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable or (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or, (iii) in the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator.

2.11.	"ITA" means the Israeli Tax Authority.

2.12.	"Option" means an option to purchase Share.

2.13.	"Ordinance" means the Israeli Income Tax Ordinance [New Version], 5721-1961 and any regulation, rules, orders or other procedures promulgated thereunder as now in effect or as hereafter amended.

2.14.	"Participant'' means the holder of an Option granted under the Plan.

2.15.	"Section 102" means Section 102 of the Ordinance.

2.16.	"Section 102 Capital Gain Track" means grant of Option with a Trustee under the capital gain track as defined in Section 102(b)(2).

2.17.	"Section 102 Employment Income Track" means grant of Option with a Trustee under the employment income track as defined in Section 102(b)(l).

2.18.	"Section 102 Non Trustee Track" means grant of Option without a trustee as defined in Section 102(c).

2.19.	"Share" means Ordinary Shares par value NIS 1.00 of the Company.

3.	Administration of the Plan.

3.1.	Procedure.

3.1.1.	The Plan shall be administered by the Board or a Committee appointed by the Board.

3.1.2.	In administering the Plan, the Administrator (subject to the provisions under the Companies Law) shall comply with all Applicable Law.

3.2.	Powers of the Administrator. Subject to the provisions of the Plan, Applicable Law and the approval of any relevant authorities, the Administrator shall have the authority, in its discretion:

3.2.1.	to grant Option under the Plan;

3.2.2.	to construe and interpret the terms of the Plan and any Option granted pursuant to the Plan;

3.2.3.	to determine the number of Shares to be covered by each such Option granted hereunder;

3.2.4.	to determine the exercise price of the Shares covered by each Option;

3.2.5.	to determine the Participant to whom, and the time or times at which Option shall be granted;

3.2.6.	to prescribe forms of agreement for use under the Plan;

3.2.7.	to determine the terms and conditions of any Option granted hereunder;

3.2.8.	to determine the Fair Market Value of the Shares;

3.2.9.	to prescribe, amend and rescind rules and regulations relating to the Plan;

3.2.10.	to make an Election (as defined below);

3.2.11.	to appoint a Trustee (as defined below);

3.2.12.	to amend the Plan and/or the terms and conditions under which Option has been granted under the Plan;

3.2.13.	to accelerate the vesting periods of Option, as to all or ·part of the Shares, including Shares covered by the Option which would not otherwise be exercisable or vested, and all under such terms and conditions as the Administrator shall determine on a case-by-case basis.

3.2.14.	to adopt any sub plan to the Plan and/or any incentive plan with respect to the grant of Option to non-Israeli residents.

3.2.15.	to take all other actions and make all other determinations necessary;

3.3.	Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants.

Grants to Committee Members. A member of a Committee shall be eligible to be granted Option under the Plan in accordance with the provisions of any Applicable Law.

4.	Eligibility.

4.1.	Subject to the provisions of the Plan, the Administrator may at any time, and from time to time, grant Option to Participants under the Plan and/or any sub plan and/or incentive plan adopted by the Company (if at all).

4.2.	Option granted under this Plan to Employees shall be granted pursuant to the provisions of Section 102 Capital Gain Track, Section 102 Employment Income Track, and Section 102 Non Trustee Track. Section 102 Capital Gain Track, Section 102 Employment Income Track and Section 102 Non Trustee Track shall be subject to the provisions of Section 102 and the Ordinance and any pre-ruling related thereto including the Income Tax Rules (Tax Benefits in Share Issuance to Employees), 5763-2003. The Administrator shall make an election with respect to the Section 102 tracks in accordance with the provisions of Section 102(g) of the Ordinance (the: "Election").

4.3.	The Company shall not commence to grant Option under Section 102 Capital Gain Track and Section 102 Employment Income Track prior to (i) the approval of the Plan and the Trustee (or deemed approval under the terms of Section 102(a) by the ITA (ii) filing the Company's Election with the ITA at least thirty (30) days, all in accordance with Section 102 and the regulations promulgated thereunder.

4.4.	Option under Section 102 Capital Gain Track and Section 102 Employment Income Track shall be held in trust pursuant to Section 5 of the Plan.

4.5.	Option granted to non-Israeli resident Participant shall be granted under this Plan subject to Applicable Law, including, without limitation pursuant to any sub plan to the Plan (if any) and/or any incentive plan the Company shall adopt (if at all).

4.6.	Option pursuant to Section 102 of the Ordinance shall be granted only to Employees of the Company who are not Controlling Shareholders of the Company.

4.7.	For the avoidance of any doubt, the designation of Section 102 Capital Gain Track, Section l 02 Employment Income Track and Section 102 Non Trustee Track shall be subject to the terms and conditions of Section 102.

4.8.	Section 102 Non Trustee Track. With respect to the grant of Section 102 Non Trustee Track, the Participant will be obligated to provide the Company with any form of collateral or guarantee, which shall satisfy the demands of the Committee in its sole discretion, in order to secure payment by the Participant of any applicable income tax and/or national insurance charges and health tax due in the event that the Participant is no longer employed by the Company and/or its Affiliate when the Shares are sold and the related taxes become due and payable. The grant of Section 102 Non Trustee Track to Participant shall be made in accordance with the provisions of Section 102(c).

5.	Appointment of a Trustee.

5.1.	In case of Election of either Section 102 Capital Gain Track or Section 102 Employment Income Track, the Administrator shall elect and appoint a Trustee (the "Trustee"). Upon such an appointment, a trust agreement and any other forms, which comply with the relevant and Applicable Law, will be signed between the Trustee and the Company.

5.2.	In case of grant of Section 102 Capital Gain Track or Section 102 Employment Income Track, all Options granted shall be deposited and held by the Trustee and registered in the Trustee's name for the benefit of Employee. Shares issued upon exercise of an Option and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, dividends, and any other right, shall be registered and held by the Trustee in accordance and subject to Section 102 for the benefit of the Employee at least until the end of the restricted period as defined in Section 102 (the "Restricted Period").

5.3.	In the event the requirements under Section 102 Capital Gain Track or Section 102 Employment Income Track are not met, then such Option shall be treated in accordance with the provisions of Section 102 and will result in adverse tax consequences pursuant to Section 102. In such event the holder of such Option or Shares shall not have any claim and/or demand against the Company and/or Affiliate and/or the Trustee, and/or the Company's shareholders and/or directors and/or officers, with respect to any and all liability for any such tax or interest or penalty thereon.

5.4.	With respect to Options granted under Section 102 Capital Gain Track and Section 102 Employment Income Track (i) the Trustee shall not release any Option or Shares issued upon exercise of an Option including without limitation any dividends and/or bonus shares), prior to the full payment of the Participant's tax liabilities (including national insurance and health tax) arising from such Options to the satisfaction of the Company and/or its Affiliate (ii) As long as the applicable tax has not been paid, neither the Option nor the Shares may be sold, transferred, assigned, pledged or mortgaged (other than through a transfer by will or by operation of law), nor may they be subject of an attachment, power of attorney or transfer deed (other than a power of attorney for the purpose of participation in shareholders meetings or voting such Shares) unless Section 102 and/or the regulations, rules, orders or procedures promulgated thereunder allow otherwise. The abovementioned is in addition to the provisions of Section 10 below.

5.5.	With respect to any Option granted under Section 102 Capital Gain Track and Section 102 Employment Income Track, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Participant shall not be entitled to sell and/or ·release from trust any Options and/or Share received upon the exercise of an Option and/or any other asset received, including without limitation any dividends and/or bonus shares, until the lapse of the Restricted Period and/or in accordance with tax ruling obtained by the Company.

6.	Shares Subject to the Plan.

Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be received under the Plan shall be determined by the Administrator from time to time. Shares distributed pursuant to the Plan may consist of authorized but unissued Shares.

If an Option expires or becomes non-exercisable without having been exercised in full, the non-purchased Shares which were subject thereto shall become available for grant or sale under the Plan.

7.	Exercise Price and Method of Payment.

7.1.	The exercise price of an Option shall be determined by the Administrator on the date of grant in accordance with Applicable Law.

7.2.	The consideration for the exercise of Option shall be payable in a form satisfactory to the Administrator, including without limitation. by cash or check. The Administrator shall have the authority to postpone the date of payment on such terms as it may determine. In addition the Administrator in his sole discretion may adopt a cashless and/or net exercise method.

8.	Exercise of Option.

8.1.	An Option shall be exercised in accordance with the terms of the Plan and at such time and under such conditions as determined by the Administrator. An Option may not be exercised for a fraction of a Share.

8.2.	Any Option which became vested under its terms shall be exercisable into Shares subject to the following aggregate events (i) on an IPO and/or Merger/Sale transaction of the Company and (ii) the Participant is employed by the Company and/or Affiliate upon the consummation of an IPO and/or Merger/Sale transaction of the Company (iii) The Option was not expired pursuant to Section 9 and Section 11 set forth below ("Exercise Conditions")

8.3.	Upon the occurrence of Exercise Conditions an Option shall be. deemed exercised when the Company receives: (i) a written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment of the exercise price for such Shares with respect to which the Option is exercised.

8.4.	If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice of exercise before the issuance thereof, then the date of their issuance shall be extended for the period necessary to take such action.

9.	Term of Option.

An Option shall expire (5) years from the date of grant unless the Administrator extended the term of the Option prior to its expiration and subject to Section 11 of the Plan.

10.	Non-Transferability of Option.

Option and any rights thereof shall not be sold, pledged, assigned, hypothecated, transferred, mortgaged, seizure or given as collateral or disposed of in any manner other than. by will or by the laws of descent or distribution and shall not be subject to sale under execution, attachment, levy or similar process.

11.	Termination.

11.1.	In the event of termination of Participant's employment with the Company or any of its Affiliates, , for any reason other than Cause (i) all Options granted to Participant, which are vested and exercisable at the time of such termination, may, unless earlier terminated. and/or expired in accordance with the Option Agreement and/or the Plan, be exercised within three (3) months after the date of such termination (or such different period as the Administrator shall prescribe) (the "Exercise Period"), provided that during the Exercise Period the Exercise Conditions were consummated.

11.2.	IN THE EVENT THAT DURING THE EXERCISE PERIOD EXERCISE CONDITIONS WERE NOT CONSUMMATED ALL OPTION (VESTED AND UNVESTED) SHALL EXPIRE AND THE SHARES COVERED BY SUCH OPTION SHALL REVERT TO THE PLAN.

11.3.	Notwithstanding Section 11.1 of the Plan, in the event of termination of Participant's employment with the Company or any of its Affiliates for Cause (as defined hereunder), all outstanding Options granted to such Participant (whether vested or not) shall terminate on the date of such termination, unless otherwise determined by the Administrator, and the Shares covered by such Option shall revert to the Plan.

11.4.	For purposes of this Section, termination for "Cause" shall mean any of the following: (i). Participant has committed. a dishonorable criminal offense; (ii) Participant is in breach of Participant's duties of trust or loyalty to Company and/or Affiliate; (iii) Participant· deliberately causes harm to Company's and/or Affiliate's business affairs; (iv) Participant breaches the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of any agreement between the Company and/or Affiliate and the Participant and/or the provisions relating to confidentiality of the terms and conditions of any agreement signed between the Company and/or Affiliate and the Participant; and/or (v) circumstances that do not entitle Participant to severance payments under any Applicable Law and/or under any judicial decision of a competent tribunal.

11.5.	In the event that the Participant does not .comply in full with any of non-compete, non solicitation, confidentiality or any other requirements of any agreement between the Company and/or Affiliate and the Participant, the Administrator may, in its sole discretion, refuse to allow the exercise of the Options and all outstanding Options, shall be terminated, and the Shares covered by such Option shall revert to the Plan.

12.	Adjustments Upon Changes in Capitalization.

In the event of a shares split, reverse shares split, shares dividend, recapitalization, combination or reclassification of the Shares, rights issues or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (but not the conversion of any convertible securities of the Company), the Administrator in its sole discretion shall make an appropriate adjustment in the number of Shares related to each outstanding Option and/or Share, the number of Shares reserved for issuance under the Plan, as well as the exercise price per Share of each outstanding Option, provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the Administrator. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall result in an adjustment by reason thereof with respect to, the number or price of Shares subject to an Option.

13.	Dissolution or Liquidation.

In the event of dissolution or liquidation of the Company, to the extent an Option has not been previously exercised in accordance with the terms of this Plan, the Option (whether vested and/or unvested) will expire immediately prior to the consummation of such action.

14.	Merger/Sale.

14.1.	For the purposes of this Plan (i) an Initial Public Offering ("IPO") of the Company (ii) the sale, transfer or other disposition of all of the assets of the Company in exchange for cash (excluding in the events set forth in Section 13), (iii) a sale (including an exchange) of all of the shares of the Company in exchange for cash and/or securities, or (vii) such other transaction that is determined by the Administrator in its sole discretion to be a transaction having a similar effect (all such transactions, including IPO being herein referred to as a “Merger/Sale”).

14.2.	Notwithstanding the above, in the event of a Merger/Sale, each Participant shall be obliged to sell or exchange, as the case may be, any Shares issued to the Participant under the Plan, in accordance with the instructions issued by the Administrator, whose determination shall be final.

14.3.	Notwithstanding the foregoing, in the event of a Merger/Sale, the Administrator may determine, in its sole discretion, that upon or prior to completion of such Merger/Sale, the terms of the Plan be amended and/or modified and/or the terms of any Option be otherwise amended, modified or terminated, as the Administrator shall deem. to be appropriate and that the Option and/or Share shall confer the right to purchase or receive any other security or asset, or any combination thereof, or that its terms be otherwise amended, modified or terminated, as the Administrator shall deem to be appropriate.

14.4.	Neither the authorities and powers of the Administrator under this section nor the exercise or implementation thereof, shall be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Option or Share .

14.5.	For avoidance of doubt, it is hereby clarified that any tax consequences arising :from the above described, shall be borne solely by the Participant.

14.6.	The Participant acknowledges that in the event that the Company's shares shall be registered for trading in any public market, Participant's rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations.

14.7.	The Administrator may, in its sole discretion, decide other terms regarding the treatment of the outstanding Options or and/or Shares, in case of Merger/Sale and/or in case of an IPO.

15.	Right of First Refusal; Lock-Up.

15.1.	Participant acknowledges the terms and provisions of the Article of Association of the .Company and hereby agrees to be bound by its terms including as shall be amended :from time to time and with respect to the right of first refusal provision.

15.2.	Participant acknowledges and accepts the terms and provisions of any shareholders agreements or other agreements as applicable to other shareholders holding Shares of the Company, and hereby agrees to be bound by their terms (including as shall be amended :from time to time).

15.3.	Participant acknowledges that in the event that the Company's shares shall be registered for trading in any public market, Participant's rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitation.

16.	Date of Grant.

Subject to Applicable Law, the date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Participant an Option.

17.	Rights as a Shareholder; Voting and Dividends.

17.1.	Prior to exercise of an Option a Participant shall have none of the rights of a shareholder of the Company. Upon exercise of an Option, a Participant shall have no shareholder rights until the Shares are issued, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.

17.2.	Upon issuance of Shares as a result of exercise of Options, the Shares shall carry equal voting rights on all matters where such vote is permitted by Applicable Law. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised under and subject to the terms of the Plan. No adjustment will be made for a dividend or other shareholder right for which the record date precedes the date of issuance of the Shares, except as provided in Section 12 of the Plan.

17.3.	Immediately upon the issuance of Shares, the Shares shall be voted by an irrevocable proxy (the "Proxy"), such Proxy to be assigned to the person or persons designated by the Administrator to vote the Shares for the benefit of the Participant Such person or persons designated by the Administrator shall be indemnified and held harmless by the Company and the Participant against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such person's own fraud or bad faith, to the extent permitted by Applicable .Law. Such indemnification shall be in addition to any rights of indemnification such. person(s) may have as a director or otherwise under the Company's incorporation documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

18.	Tax Consequences.

18.1.	Any tax consequences arising from the grant .and/or vesting of any Option and/or exercise of any Option and/or from sale of Shares and/or any disposition of Shares or Option and/or from any other event or act (whether of the Participant or of the Comp.my or its Affiliates or of the Trustee) hereunder, shall be borne solely by the Participant.

18.2.	The Company and/or the Trustee shall have the right to with bold taxes according to the requirements under Applicable Laws, rules, and regulations.

18.3.	Furthermore, a Participant shall indemnify the Company and/or Affiliate and/or the Trustee, and/or the Company's shareholders and/or directors and/or officers, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold tax.

18.4.	Except as otherwise required by law, the Company shall not be obligated to honor the exercise of any Option by or on behalf of an Participant until all tax consequences (if any) arising from the exercise of such Options and/or sale of Shares and/or Option are resolved in a manner reasonably acceptable to the Company.

18.5.	Without derogating the above, the Participant's Option shall be subject to any tax ruling and/or other arrangements between the Company and tax authorities.

19.	No Rights to Employment.

Nothing in the Plan or in any Option granted or agreement entered into force pursuant hereto shall confer upon any Participant the right to continue an employment relationship, or to continue serving as a director or an officer of the Company or Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or Affiliate to terminate such Participant's relationship.

20.	Term, Termination and Amendment of the Plan.

20.1.	The Plan shall become effective upon its adoption by the Administrator and shall continue in effect for a term of five (5) years from the date of adoption unless sooner terminated.

20.2.	The Administrator may at any time amend, alter, suspend or terminate the Plan or the term and conditions of Option granted under the Plan.

20.3.	Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to. the date of such termination.

21.	Conditions Upon Issuance of Shares.

21.1.	Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option, the method of payment and the issuance and delivery of such Shares shall comply with Applicable Law and shall be further subject to the approval of counsel for the Company with respect to such compliance.

21.2.	Investment Representations. As a condition to the exercise bf an Option, the Administrator may require the Participant to represent and warrant at the time of such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.3.	Other Compliance. At the time of issuance, the Participant is not in default under any agreement between the Company and any of its Affiliates and Participant.

22.	Inability to Obtain Authority.

The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance of any Shares hereunder, shall release the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23.	Reservation of Shares.

The Company, during the term of this Plan, shall at all time reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

24.	Multiple Agreements.

The terms of each Option may differ from other Options granted under the Plan at the same time as specified in an Option Agreement.

25.	Governing Law.

This Plan and any Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan and/or Option Agreement

Nayax Ltd.